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                                                                      Exhibit 99

                             AFFILIATE'S AGREEMENT

                            _______________________
                                      Date

Gentlemen:

          Reference is made to the Agreement and Plan of Merger (the "Plan") dated the ____ day of __________________, 1997 between Commercial BancShares, Incorporated ("Commercial") and Gateway Bancshares, Inc. ("Gateway"), and providing for the merger of Gateway into a wholly-owned subsidiary of Commercial, CBG Holding Company ("CBG"). As a result of the merger, Commercial will acquire all of the issued and outstanding common stock of Gateway in exchange for shares of the common stock of Commercial. Gateway will merge into CBG Holding Company, a wholly-owned subsidiary chartered to facilitate the merger. CBG will survive the merger. The undersigned stockholder has been identified as one who may be an "affiliate" of Gateway for the purposes of Rule 145 of the Securities Act of 1933, as amended (the "Act"). As a result of the transactions contemplated by the Plan, the affiliate will receive shares of Commercial stock. In consideration for the receipt of such shares, the affiliate represents, warrants and covenants as follows:

          (1) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145, the affiliate will not sell, assign or transfer any of the affiliate shares except (a) within the limits and in accordance with the applicable provisions of Rule 145 or (b) upon receipt by Commercial of an opinion of counsel, in form and substance satisfactory to Commercial and its counsel, to the effect that such disposition complies with the Act.

          (2) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145(d), each certificate for the affiliate may bear a restrictive legend in substantially the following form:

               The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) the Registration Statement then in effect under the Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of Rule 145 reasonably satisfactory to it, or (iii) a transaction which, in the opinion of counsel or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case satisfactory in form and substance to the issuer, is exempt from the registration requirements of the Act.


                                 Very truly yours,

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Accepted this      day of                , 1998, by:
              ----        ---------------

                                 COMMERCIAL BANCSHARES, INCORPORATED

                                 By:
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                                 Its:
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